Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

January 30, 2015

Easterly Government Properties, Inc.

2101 L Street NW, Suite 750

Washington, D.C. 20037

Re:	Securities Being Registered under Registration Statement on Form S-11

Ladies and Gentlemen:

We have acted as counsel to Easterly Government Properties, Inc., a Maryland corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-11 (File No. 333-201251) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to $ 220,800,000 aggregate maximum offering price of shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), including Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of this opinion, we have assumed that the number of Shares issued does not exceed 13,800,000 shares of Common Stock, no shares of Common Stock are issued after the date hereof (other than the Shares and any shares reserved for future issuance by the Company as of the date hereof) and the Company does not take any action after the date hereof to reduce the number of authorized shares of Common Stock.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the price upon which the Shares are to be sold have been approved by the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and when the Shares have been issued and delivered against payment in accordance with such approval, the Shares will be validly issued, fully paid and non-assessable.

Easterly Government Properties, Inc.

January 30, 2015

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP